Exhibit (d)(1)(i)
As Revised February 1, 2010
Schedule A
to the
Investment Advisory Agreement between
BB&T Variable Insurance Funds
and BB&T Asset Management, Inc.
dated April 22, 2005

Name of Fund	Compensation*
BB&T Large Cap VIF**	Annual rate of seventy-four one-hundredths of one percent (.74%) of the BB&T Large Cap VIF’s average daily net assets.

BB&T Capital Manager Equity VIF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the BB&T Capital Manager Equity VIF’s average daily net assets.

BB&T Special Opportunities Equity VIF	Annual rate of eighty one-hundredths of one percent (.80%) of the BB&T Special Opportunities Equity VIF’s average daily net assets.

BB&T Total Return Bond VIF	Annual rate of sixty one-hundredths of one percent (.60%) of the BB&T Total Return Bond VIF’s average daily net assets.

*	All fees are computed daily and paid monthly.

**	Effective May 1, 2010, the BB&T Large Cap VIF is renamed the BB&T Select Equity VIF.

BB&T VARIABLE INSURANCE FUNDS

By:	/s/ E.G. Purcell III

Title:	President

BB&T ASSET MANAGEMENT, INC.

By:	/s/ Todd M. Miller

Title:	V.P. BB&T A.M.